As filed with the Securities and Exchange Commission on October 19, 2007
Registration No. 333-146013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOPURE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	2836	04-2836871
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 Hurley Street
Cambridge, Massachusetts 02141
(617) 234-6500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jane Kober, Esq.
Biopure Corporation
11 Hurley Street
Cambridge, Massachusetts 02141
(617) 234-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Kinsella Ropes & Gray LLP One International Place Boston, MA 02110-2624 (617) 951-7000	Ralph De Martino Cozen O’Connor 1627 I Street, NW Suite 1100 Washington, DC 20006 (202) 912-4800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum		Amount of
	Amount Being	Offering	Aggregate		Registration
Title of Securities to be Registered	Registered	Price per Security	Offering Price(1)		Fee(9)
Class A Common Stock, $0.01 per value per share (“Class A Common Stock”)(2)	9,775,000 Shares	$2.50	$24,437,500	(3)	$750
Warrants to purchase shares of Class A Common Stock(4)	—	—	—		—	(7)
Shares of Class A Common Stock underlying the Warrants(5)	9,775,000 Shares	$3.125	$30,546,875	(6)	$938
Underwriters’ Warrants to purchase shares of Class A Common Stock(8)	—	—	—		—	(7)
Shares of Class A Common Stock underlying the Underwriters’ Warrants(5)	850,000 Shares	$3.125	$2,656,250		$82
Total:			$57,640,625		$1,770

(1)	Estimated solely for purposes of calculating the registration fee.

(2)	Includes associated purchase rights which currently are evidenced by certificates for shares of the Registrant’s Class A common stock and automatically trade with such shares.

(3)	Includes the aggregate offering price of Class A Common Stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4)	Represents maximum number of warrants that may be issued to the public.

(5)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(6)	Includes the aggregate offering price of shares underlying Warrants which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(7)	No fee due pursuant to Rule 457(g) under the Securities Act.

(8)	Represents maximum number of warrants that may be issued to the underwriters as compensation for their services in the offering.

(9)	Pursuant to Rule 457(p) under the Securities Act, the Registration Fee is offset by $1,770 of the registration fee previously paid by Biopure Corporation in connection with its registration statement on Form S-2 (File No. 333-121151), which was filed on December 10, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2007.
PRELIMINARY PROSPECTUS

8,500,000 Shares of Class A Common Stock and
Warrants to purchase 8,500,000 shares of Class A Common Stock

We are offering 8,500,000 shares of our Class A common stock and warrants to purchase 8,500,000 additional shares of our Class A common stock. Each investor will receive a warrant to purchase one share of our Class A common stock, at an exercise price of $           per share, for each share of Class A common stock purchased. This prospectus also covers the offer and sale of 8,500,000 shares of our Class A common stock issuable upon exercise of the warrants.

Our Class A common stock is currently traded on the Nasdaq Capital Market under the symbol “BPURD.” On November 5, 2007, our Class A common stock will resume trading on the Nasdaq Capital Market under the symbol “BPUR.” On October 18, 2007, the reported closing price per share of our Class A common stock was $1.96. The warrants we are offering under this prospectus are not currently listed for trading on any market.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per Share of Class A
Common Stock and
	Associated Warrant(1)	Total(1)

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Biopure	$	$

(1)	Table excludes shares of Class A common stock issuable on exercise of warrants offered hereby. See “Underwriting” for other terms of underwriting compensation.

The underwriter has the option to purchase up to an additional 1,275,000 shares of Class A common stock and associated warrant from us at the public offering price, less underwriting discounts and commissions.

The underwriter expects to deliver the shares of Class A common stock and associated warrant to purchasers on or about                      2007.

DAWSON JAMES SECURITIES, INC.

Prospectus dated October     , 2007.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities. All references in this prospectus to “Biopure,” “the Company,” “we,” “us” or “our” mean Biopure Corporation, unless we state otherwise or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale. Our business, financial condition, results of operations and prospects may have changed since such date.

The content of this prospectus and the documents incorporated by reference in this prospectus do not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the financial statements and the notes to the financial statements incorporated by reference.

The Company

We develop, manufacture and market pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. We were founded in 1984, and are headquartered and operate a GMP manufacturing facility in Cambridge, Massachusetts.

Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic, and we have made limited sales in South Africa for this use. Our recent clinical development efforts for Hemopure have been focused on a potential indication in cardiovascular ischemia and on supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. In addition, on July 10, 2006, we applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication.

Our veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, is the only oxygen therapeutic approved by the U.S. Food and Drug Administration (FDA) and the European Commission. Oxyglobin is indicated for the treatment of anemia in dogs. We have sold approximately 186,000 units of Oxyglobin, which have been used to treat an estimated 100,000 animals.

Red blood cells carry nearly all of the oxygen in our bodies. Medical conditions such as anemia or ischemia can compromise the delivery of oxygen to the body’s tissues. Anemia is a decrease in the concentration of red blood cells or hemoglobin in circulation caused by blood loss (for example, from injury or surgery), by other disorders or from the use of chemotherapy drugs. Ischemia is a decrease or lack of red blood cell flow to an organ or body part due to obstructed or constricted blood vessels, as in heart attack, stroke and certain medical procedures. Oxygen deprivation, even for several minutes, can result in cell damage, organ dysfunction and, if prolonged, death.

Reverse Stock Split

On October 2, 2007, we effected a one-for-five reverse stock split of our Class A common stock. Outstanding warrants and options have been adjusted with the quantities reduced at the one-for-five ratio and exercise prices increased correspondingly. The reverse stock split was authorized by our stockholders at a special meeting of stockholders held on October 1, 2007. The reverse stock split was intended to broaden our investor base and allowed us to regain compliance with the Nasdaq Capital Market $1.00 minimum bid price listing requirement.

Risk Factors

Our business is subject to substantial risk. See “Risk Factors” and the other information in this prospectus for a discussion of the factors. We have not authorized anyone to give you information or to make any representation other than those contained in this prospectus.

Corporate Information

Our principal executive office is located at 11 Hurley Street, Cambridge, MA 02141, and our telephone number is (617) 234-6500. Our website address is www.biopure.com. Information contained on our website is not a part of this prospectus.

THE OFFERING

Securities offered:	8,500,000 shares of our Class A common stock; associated warrants to purchase 8,500,000 shares of our Class A common stock at an exercise price of $ per share; and 8,500,000 shares of Class A common stock issuable upon exercise of such warrants. Each investor will receive a warrant to purchase one share of our Class A common stock for every share of Class A common stock purchased in the offering.

Shares of Class A common stock to be outstanding after this offering:	24,093,588 shares

Warrants to be outstanding after this offering:	20,603,059 warrants

Over-allotment option:	1,275,000 shares and 1,275,000 associated warrants (15% of the total number of shares and associated warrants sold to the public)

Use of proceeds:	We intend to use the net proceeds of this offering for general corporate purposes, including to meet working capital needs. Pending these uses, the net proceeds will be invested in an interest-bearing money market account with a financial institution.

Nasdaq Capital Market symbol:	BPUR

The number of shares of our Class A common stock to be outstanding after this offering is based on 15,593,588 shares of common stock outstanding as of October 18, 2007, assumes no exercise of the over-allotment option, and excludes:

•	117.7 shares of Class B common stock;

•	42,404 shares of our Class A common stock, representing the maximum number of shares of Class A common stock issuable upon conversion of our Class B common stock;

•	729,095 shares of Class A common stock issuable upon the exercise of options issued pursuant to our current stock option plans;

•	11,253,059 shares issuable upon the exercise of outstanding warrants;

•	8,500,000 shares of Class A common stock issuable upon the exercise of warrants offered under this prospectus; and

•	850,000 shares of Class A common stock that have been reserved for issuance upon exercise of warrants to be issued to the underwriter, as described in the “Underwriting-Underwriter’s Warrants” section of this prospectus.

The number of our warrants to be outstanding after this offering is based on 11,253,059 warrants outstanding as of October 18, 2007 and assumes no exercise of the over-allotment option. Each warrant is exercisable for one share of our Class A common stock. The exercise prices of the warrants range from $4.00 to $118.80, with a weighted average of $5.41.

RISK FACTORS

An investment in our securities involves a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained in this prospectus. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations and prospects and cause the value of our securities to decline, which could cause you to lose all or part of your investment.

Company Risks

We have a history of losses and expect future losses.

We have had annual losses from operations since our inception. In the fiscal years ended October 31, 2004, 2005 and 2006, we had losses from operations of $41.8 million, $29.1 million, and $26.9 million, respectively. We had an accumulated deficit of $545.1 million as of July 31, 2007. We anticipate that we will continue to generate losses for the next several years. Even if Hemopure were to be approved by the FDA or obtain marketing authorization in another major market, we might not be able to achieve profitable operations.

We could fail to remain a going concern.

We expect that our cash on hand and forecasted sales will fund operations into November 2007. Sufficient funds may not be available to us thereafter or on terms that we deem acceptable, if they are available at all. Our independent registered public accounting firm has modified their report for our fiscal year ended October 31, 2006 with respect to our ability to continue as a going concern.

This type of modification typically would indicate that our recurring losses from operations and current lack of sufficient funds to sustain operations through the end of the following fiscal year raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we became unable to continue as a going concern, we would have to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts, if any, that holders of our common stock could receive in liquidation.

To remain a going concern, we require significant funding, including proceeds from this offering. The inclusion of a going concern modification in Ernst & Young LLP’s audit opinion for fiscal 2006 may materially and adversely affect our stock price and our ability to raise new capital.

We could fail in financing efforts if we fail to receive stockholder approval when needed.

We are required under the Nasdaq Marketplace Rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of our total shares of common stock outstanding before the issuance of the securities at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by Nasdaq. If we remain listed on Nasdaq, funding of our operations in the future may require stockholder approval for purposes of complying with the Nasdaq Marketplace Rules. We could require such approval to raise additional funds, but might not be successful in obtaining any such required stockholder approval. If we remain listed on Nasdaq and we fail to obtain approval prior to a financing for which the Nasdaq believes we need stockholder approval, we may be delisted.

Failure to raise sufficient additional funds will significantly impair or possibly cause us to cease the development, manufacture and sale of our products and our ability to operate.

The development and regulatory processes for seeking and obtaining regulatory approval to market Hemopure in the U.S. and the European Union have been and will continue to be costly. We will require substantial working capital to develop, manufacture and sell Hemopure and to finance our operations until such time, if ever, as we can generate positive cash flow. If Hemopure is approved for sale in the U.S. or the European Union, we expect that we will need to increase our manufacturing capacity, for which we will require significant additional funding. If additional financing is not available when needed or is not available on acceptable terms, we may be unable to successfully develop or commercialize Hemopure or to continue to operate. A sustained period in which financing is not available could force us to go out of business. If the U.S. Navy does not continue its development of Hemopure for a trauma indication, we will likely cease development of Hemopure for that indication because of limited resources,.

If we fail to obtain FDA approval to market Hemopure, we will be highly adversely affected.

We will not be able to market Hemopure in the U.S. unless and until we receive FDA approval. In pursuing both the ischemia and trauma indications for Hemopure, as a prerequisite to further clinical trials for Hemopure in the U.S., we must address ongoing FDA questions. We have been delayed, and could be further delayed, in responding either by outside contractors’ failure or inability to complete their tasks in a timely manner, our own staff limitations or by other unanticipated delays or difficulties and lack of resources. The FDA to date has found inadequate the responses of the U.S. Naval Medical Research Center (NMRC) to questions raised in connection with its proposal to conduct a trial of Hemopure in trauma patients in the out-of-hospital setting. If the FDA finds future responses made by us or the NMRC to be inadequate, we will be indefinitely unable to pursue development of Hemopure in the U.S., a very large, key market.

Moreover, even if we adequately address the FDA’s questions, we will need to obtain FDA acceptance of the protocols for, and to complete, human clinical trials before applying for FDA approval to market Hemopure for an ischemia indication. We cannot predict whether or when we will submit an Investigational New Drug application (IND) for an ischemia indication. Consequently, we do not know whether or when we will be able to commence a U.S. clinical trial of Hemopure for an ischemia indication or that we will be able to conduct or satisfactorily conclude additional clinical trials required to obtain FDA marketing approval for this indication.

In the case of the trauma indication, the NMRC has primary responsibility for designing, seeking FDA acceptance of and conducting a clinical trial of Hemopure for out-of-hospital treatment of trauma patients in hemorrhagic shock. In 2005, it proposed a two-stage Phase 2b/3 clinical trial, which has been on clinical hold. Further, the FDA’s Blood Products Advisory Committee in December 2006 recommended that the trial be redesigned as a Phase 2 trial. The NMRC submitted a Phase 2 protocol, which continues to be on clinical hold. The FDA may not approve the redesigned Phase 2 trial. If the FDA ultimately lifts the clinical hold and the RESUS trial, as it may be redesigned, is commenced and concluded, the trial results may not lead to FDA marketing approval for the proposed trauma indication because of poor outcome or need for additional trials. Usually a Phase 2 trial is not adequate for market approval.

In addition, future or existing governmental action or changes in FDA policies or precedents may result in delays or rejection of an application for marketing approval. The FDA has considerable discretion in determining whether to grant marketing approval for a drug and may delay or deny approval even in circumstances where the applicant’s clinical trials have proceeded in compliance with FDA procedures and regulations and have met the established end points of the trials. Despite all of our efforts, the FDA could refuse to grant marketing approval for Hemopure for any indication.

Challenges to FDA determinations are generally time consuming and costly, and rarely succeed. We can give no assurance that we will obtain FDA marketing approval for Hemopure for any indication. The failure to obtain any approval would have severe adverse consequences.

If we fail to obtain regulatory approvals in foreign jurisdictions, we will not be able to market Hemopure abroad.

We intend to seek to market Hemopure in international markets, including the European Union. Whether or not FDA marketing approval has been obtained, we must obtain separate regulatory approvals in order to market our products in the European Union and many other foreign jurisdictions. The regulatory approval processes differ among these jurisdictions, and the time needed to secure marketing approvals may be even longer than that required for FDA approval. Marketing approval in any one jurisdiction does not ensure approval in a different jurisdiction. As a result, obtaining foreign approvals will require additional expenditures and significant amounts of time. We can give no assurance that we will obtain marketing approval for Hemopure in any foreign jurisdiction other than that already obtained in South Africa. In December 2006, we received a provisional opinion letter from the U.K. Commission on Human Medicines containing comments and questions regarding our surgical anemia marketing authorization. While we expect to address the issues satisfactorily by the end of October 2007, we can give no assurance that we will receive a marketing authorization in the U.K.

Clinical trials are extremely costly and subject to numerous risks and uncertainties.

To gain regulatory approval from the FDA and European regulatory authorities for the commercial sale of any product, including Hemopure, we must demonstrate in clinical trials, and satisfy the FDA and foreign regulatory authorities as to, the safety and efficacy of the product. Like the regulatory review process, clinical trials are expensive and time-consuming. Clinical trials are also subject to numerous risks and uncertainties not within our control. For example, data we obtain from preclinical and clinical studies are susceptible to varying interpretations that could impede regulatory approval.

In addition, many factors could delay or result in termination of ongoing or future clinical trials. Results from ongoing or completed preclinical or clinical studies or analyses could raise concerns, real or perceived, over the safety or efficacy of a product candidate. We cannot assure investors that the FDA and European regulatory authorities will not delay the development of Hemopure by placing clinical trials we sponsor or others may sponsor on hold at any time. A clinical trial may also be delayed by slow patient enrollment or by unforeseen protocol design shortcomings. There may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals. Further, we rely on investigating physicians and the hospital trial sites to enroll patients. In addition, patients may experience adverse medical events or side effects resulting in delays, whether or not the events or the side effects relate to our product.

If we do not have the financial resources to fund trials required to develop Hemopure for multiple potential indications, our success will be adversely affected.

In general, we cannot sell Hemopure for any indication unless we receive regulatory approval for that indication. Regulatory authorities generally require a separate marketing approval for each proposed indication for the use of Hemopure. In order to market Hemopure for more than one indication, we will have to design additional clinical trials, submit the trial designs to applicable regulatory authorities for review and complete those trials successfully. If any applicable regulatory authority approves Hemopure for an indication, it may require a label cautioning against the product’s use for indications or classes of patients for which it has not been approved. We may not have funds available to try to exploit Hemopure for all of its potential indications. Our potential revenues will be impaired by limitations on the use of Hemopure.

If the Navy were to abandon its attempt to develop Hemopure for a trauma indication, it would have a serious adverse effect on our prospect for a trauma indication for Hemopure.

Our current clinical development activities involve the pursuit of two indications: ischemia and trauma. We are pursuing the latter in the U.S. because the NMRC has agreed to be responsible for virtually all aspects of an advanced trauma trial. The FDA has prevented the start of the proposed NMRC trial since June 2005. If the Navy were to decide not to continue to pursue this project, we would not have the benefit of this alliance and would be required to delay indefinitely work on this indication.

If we cannot retain the personnel we need, our costs will rise significantly. If we cannot hire or retain highly qualified people, our operations will suffer.

We may experience the loss of personnel, including executives and other employees, as a result of attrition, which we have previously experienced. We expect that in the future we will need to recruit and retain personnel for important positions. We may be unable to do so, in particular if we are unable to improve our financial position.

If we cannot generate adequate, profitable sales of Hemopure, we will not be successful.

To succeed, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a profit. We may not accomplish either of these objectives. To date, we have focused our efforts on developing Hemopure, establishing its safety and efficacy. Uncertainty exists regarding the potential size of any geographic market for Hemopure and the price that we can charge for it. Additionally, the size of the market will be affected by the indication(s) for which Hemopure is approved and will be greatly reduced if reimbursement for the cost of Hemopure is not available from health insurance companies or government programs.

If we cannot find appropriate marketing partners, we may not be able to market and distribute Hemopure effectively.

Our success depends, in part, on our ability to market and distribute Hemopure effectively in major markets. We have no experience in the sale or marketing of medical products for humans in a major market. In the event that we obtain FDA approval of Hemopure, we may choose initially to market Hemopure using an independent distributor. Any such distributor:

•	might not be successful in marketing Hemopure;

•	might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and/or

•	might terminate its agreement with us and abandon our products at any time whether or not permitted by the applicable agreement.

We may instead seek an alternative arrangement such as an alliance with a pharmaceutical company, or may be required to recruit, train and retain a marketing staff and sales force of our own. We may not be successful in obtaining satisfactory distributorship agreements or entering into alternative arrangements.

If we cannot obtain market acceptance of Hemopure, we will not be able to generate adequate, profitable sales.

Even if we succeed in obtaining marketing approval for Hemopure, a number of factors may affect future sales of our product. These factors include:

•	whether and how quickly physicians and third party payors accept Hemopure as a cost-effective therapeutic;

•	whether medical care providers or the public accept the use of a bovine-derived protein as a therapeutic in ischemia or any other indication, particularly in light of public perceptions in the U.S., Europe and elsewhere about the risk of “mad cow disease”; and

•	product price, which we believe has been an important factor in South Africa and may be elsewhere.

If we fail to comply with good manufacturing practices, we may not be able to sell our products.

To obtain the approval of the FDA and European regulatory authorities to sell Hemopure, we must demonstrate to them that we can manufacture Hemopure in compliance with applicable good manufacturing practices, commonly known as GMPs. GMPs are stringent requirements that apply to all aspects of the manufacturing process. We are subject to inspections by the FDA and European regulatory authorities at any time to determine whether we are in compliance with GMP requirements. If we fail to manufacture in compliance with GMPs, these regulatory authorities may refuse to approve Hemopure or revoke approval of Oxyglobin or may take other enforcement actions with respect to Hemopure or Oxyglobin.

The manufacturing process for Hemopure is complicated and time-consuming, and we may experience problems that would limit our ability to manufacture and sell Hemopure.

Our products are biologic drugs and require product manufacturing steps that are more complicated, time consuming and costly than those required for most chemical drugs. Minor deviations in our manufacturing processes or other problems could result in unacceptable changes in the products that result in lot failures, increased production scrap, shipment delays, regulatory problems, product recalls or product liability, all of which could negatively affect our results of operations.

If we were unable to use our manufacturing facilities in Massachusetts or Pennsylvania, we would not be able to manufacture for an extended period of time.

We manufacture at a single location in Massachusetts with raw material sourcing and initial processing in Pennsylvania. Damage to either of these manufacturing facilities due to fire, contamination, natural disaster, power loss or other events could cause us to cease manufacturing. For example, if our Massachusetts manufacturing facility were destroyed, it would take approximately two years or more to rebuild and qualify it. In the reconstruction period, we would not be able to manufacture product and thus would have no supply of Hemopure for research and development, clinical trials or sales after we used up all finished goods in our inventory. A new manufacturing facility would take longer to construct.

If Hemopure receives regulatory approval in a major market, we could be required to expand our manufacturing capacity to develop our business, which would require substantial third-party financing. Failure to increase our manufacturing capacity and to lower our manufacturing cost per unit may impair market acceptance of Hemopure and prevent us from achieving profitability.

If Hemopure is approved for indications with high demand in one or more markets, we will need to construct new manufacturing capacity to develop our business. The increase in our manufacturing capacity is dependent upon our obtaining substantial financing from third parties. Third parties can be expected to be unwilling to commit to finance a new manufacturing facility so long as we do not have regulatory approval to market Hemopure in a major market. We cannot assure that sufficient financing for new manufacturing capacity will be available or, if available, will be on terms that are acceptable to us. After the required significant financing was in place, it would take at least 30 to 36 months from groundbreaking to build a large Hemopure manufacturing facility and to qualify and obtain facility approval from the FDA or European regulatory authorities.

If Hemopure is approved for marketing in a major market and receives market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. The manufacturing processes we currently employ to produce small quantities of material for research and development activities and clinical trials may not be successfully scaled up for production of commercial quantities at a reasonable cost or at all. We will face risks in the scale-up of our processes in the construction of any new manufacturing facility, and in turn could encounter delays, higher than usual rejects, additional reviews and tests of units produced and other costs attendant to an inability to manufacture saleable product. Furthermore, scale-up might not succeed in lowering our product cost, which also could negatively affect our results of operations. If we cannot manufacture sufficient quantities of Hemopure, we may not be able to build our business or operate profitably. In addition, if we cannot fill orders for Hemopure, customers might turn to alternative products and may choose not to use Hemopure even after we have addressed any capacity shortage.

Our lack of operating history makes evaluating our business difficult.

Proceeds from the sales of equity securities, payments to fund our research and development activities, licensing fees, and interest income have provided almost all of our funding to date. We have no operating history of selling Hemopure upon which to base an evaluation of our business and prospects.

If we are not able to protect our intellectual property, competition could force us to lower our prices, which might reduce profitability.

We believe that our patents, trademarks and other intellectual property rights, including our proprietary knowledge, are important to our success. Accordingly, the success of our business will depend, in part, upon our ability to defend our intellectual property against infringement by third parties. We cannot guarantee that our intellectual property rights will protect us adequately from competition from similar products. Some of our important patents have relatively short remaining terms. Nor can we guarantee that additional products or processes we discover or seek to commercialize will receive adequate intellectual property protection.

In addition, third parties may successfully challenge our intellectual property. We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in regions other than the U.S. and Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the U.S. and Europe.

Failure to avoid infringement of others’ intellectual property rights could impair our ability to manufacture and market our products.

We cannot guarantee that our products and manufacturing process will be free of claims by third parties alleging that we have infringed their intellectual property rights. Several third parties hold patents with claims to compositions comprising polymerized hemoglobin and their methods of manufacture and use. One or more of these third parties may assert that our activities infringe claims under an existing patent. Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require us to pay damages, obtain a license from the complaining party or a third party, develop non-infringing alternatives or cease using the challenged intellectual property. Any such result could be expensive or result in a protracted plant shutdown, in turn adversely affecting our ability to operate profitably.

There can be no assurance that we would prevail in any intellectual property infringement action, or be able to obtain a license to any third-party intellectual property on commercially reasonable terms, to successfully develop non-infringing alternatives on a timely basis, or to license alternative non-infringing intellectual property, if any exists, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize Hemopure would seriously harm our business and prospects.

Our operating results will be adversely affected if we incur product liability claims in excess of our insurance coverage.

The testing and marketing of medical products, even after regulatory approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage. Our profitability would be adversely affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance in adequate coverage amounts will be available in the future or be available on terms we could afford to pay.

Replacing our sole- source suppliers for key materials could result in unexpected delays and expenses.

We obtain some key materials, including membranes and chemicals, and services from sole-source suppliers. All of these materials are commercially available elsewhere. If such materials were no longer available at a reasonable cost from our existing suppliers, we would need to purchase substitute materials from new suppliers. If we needed to locate a new supplier, the substitute or replacement materials or facilities would need to be tested for equivalency. Such equivalency tests could significantly delay product development, or delay or limit commercial sales of approved products and cause us to incur additional expense.

We obtain bovine hemoglobin from one abattoir, from animals raised in several states of the U.S. We cannot predict the future effect, if any, on us of the spread of bovine spongiform encephalopathy (“mad cow” disease) in the U.S. Any quarantine affecting herds that supply us or a shutdown of the abattoir that we use could have a material adverse effect on us, as we would have to find, validate and obtain regulatory approval of new sources of supply or new facilities.

Changes in the securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002, which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the Nasdaq Stock Market promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has increased our general and administrative costs, and we expect to continue to experience increased costs. These developments also could make it more difficult and more expensive for us to obtain director and officer liability insurance. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on a company’s internal controls over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the independent registered public accounting firm auditing a company’s financial statements must attest to and report on the effectiveness of the company’s internal controls over financial reporting. We have determined that we are not an “accelerated filer” and consequently Section 404 requirements did not apply to us for our 2006 annual report on Form 10-K. Nevertheless, if our independent registered public accounting firm does not provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting for one or more future year-ends, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Provisions of our restated certificate of incorporation and by-laws could impair or delay stockholders’ ability to replace or remove our management and could discourage takeover transactions that a stockholder might consider to be in its best interest.

Provisions of our restated certificate of incorporation and by-laws, as well as our stockholder rights plan, could impede attempts by stockholders to remove or replace our management or could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In particular:

•	Our restated certificate of incorporation does not permit stockholders to take action by written consent and provides for a classified board of directors, and our by-laws provide that stockholders who wish to bring business before an annual meeting of stockholders or to nominate candidates for election of directors at an annual meeting of stockholders must deliver advance notice of their proposals to us before the meeting. These provisions could make it more difficult for a party to replace our board of directors by requiring two annual stockholder meetings to replace a majority of the directors, making it impossible to remove or elect directors by written consent in lieu of a meeting and making it more difficult to introduce business at meetings.

•	Our stockholder rights plan may have the effect of discouraging any person or group that wishes to acquire more than 20% of our Class A common stock from doing so without obtaining our agreement to redeem the rights. If our agreement to redeem the rights is not obtained, the acquiring person or group would suffer substantial dilution. Consequently, the possible acquiror would likely not complete a transaction that stockholders might consider to be in their best interest.

Industry Risks

Intense competition could harm our financial performance.

The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to, or alternatives to, Hemopure for trauma or ischemia indications. We are aware that one public company competitor, Northfield Laboratories Inc., has completed a pivotal trial of a hemoglobin-based oxygen carrier produced from human blood that has passed its expiration date for human transfusion, and has stated its intention to file a BLA in 2008. We are also aware that other companies are conducting preclinical studies and clinical trials of hemoglobin-based or perfluorocarbon oxygen carriers. The products being developed by these companies are intended for use in humans and as such could compete, if approved by regulatory authorities, with Hemopure. We may also encounter competition in ischemia indications from medical devices and drugs on the market or currently under development.

Competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

•	are conducting clinical trials of their products;

•	have or may be able to access substantially greater resources than we have and be better equipped to develop, manufacture and market their products;

•	may have their products approved for marketing prior to Hemopure; and

•	may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, ongoing government regulation and inspection of our facilities could lead to delays in the manufacture, marketing and sale of our products.

The FDA and foreign regulatory authorities continue to regulate products even after they receive marketing authorization. If the FDA or a foreign regulatory authority approves Hemopure, the manufacture and marketing will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We would also be subject to inspection and market surveillance by the FDA and foreign regulatory authorities for compliance with these and other requirements. We are subject to such regulation, inspection and surveillance in South Africa. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA or foreign regulatory authorities could withdraw a previously approved product from the applicable market(s) upon receipt of newly discovered information. Furthermore, the FDA or foreign regulatory authorities could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications. Also, unanticipated changes in existing regulations or the adoption of new regulations could affect and make more expensive the continued manufacturing and marketing of our products.

Health care reform and controls on health care spending may limit the price we can charge for Hemopure and the amount we can sell.

The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the U.S. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. European governments generally control expenditures on medicines through price control and other restrictive practices. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could affect our ability to sell Hemopure in large quantities at profitable pricing in the U.S. and abroad.

Uncertainty of third-party reimbursement could affect our profitability.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. Even if Hemopure is approved for marketing, there is no guarantee that governmental health care programs or private health insurers would reimburse for purchases of Hemopure, or reimburse a sufficient amount to permit us to sell Hemopure at high enough prices to generate a profit. Hemopure sales in South Africa have been adversely affected by a lack of third-party reimbursement.

Investment Risks

The Nasdaq Capital Market may cease to list our Class A common stock which may cause the value of an investment in our Company to substantially decrease.

We have been out of compliance in the past. We are susceptible to volatility of our stock and could become out of compliance again. In turn we would face possible delisting from the Nasdaq Capital Market. Delisting would adversely affect the trading price and limit the liquidity of our common stock and therefore cause the value of an investment in our Company to decrease.

As we sell additional shares, our stock price may decline as a result of the dilution which will occur to existing stockholders.

Until we are profitable, we will need significant additional funds to develop our business and sustain our operations. Any additional sales of shares of our common stock are likely to have a dilutive effect on some or all of our then existing stockholders. Resales of newly issued shares in the open market could also have the effect of lowering our stock price, thereby increasing the number of shares we may need to issue in the future to raise the same dollar amount and consequently further diluting our outstanding shares.

The perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

If our stock price declines, we may be unable to raise additional capital. A sustained inability to raise capital could force us to go out of business. Significant declines in the price of our common stock could also impair our ability to attract and retain qualified employees, reduce the liquidity of our common stock and result in the delisting of our common stock from the Nasdaq Stock Market.

Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. Shares of our common stock issued in the future, including shares issued upon exercise of outstanding options and warrants and shares offered in this prospectus, may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our stock price has been and may continue to be highly volatile, which may adversely affect holders of our stock and our ability to raise capital.

The trading price of our common stock has been and is likely to continue to be extremely volatile. During the period from November 1, 2004 to September 30, 2007, the trading price of our stock ranged from a low of $1.58 per share (on December 15, 2006) to a high of $23.11 per share (on January 4, 2005). Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors including, but not limited to, the following:

•	failure to identify and hire key personnel or the loss of key personnel;

•	an inability to obtain or the perception that we will be unable to obtain adequate financing to fund our operations;

•	FDA action or delays in FDA action on Hemopure or competitors’ products;

•	publicity regarding actual, perceived or potential medical issues relating to products under development by us or our competitors;

•	actual or potential preclinical or clinical trial results relating to products under development by us or our competitors;

•	delays in our testing and development schedules;

•	announcements of technological innovations or new products by our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	regulatory developments in the U.S. and foreign countries;

•	economic and other factors, as well as period-to-period fluctuations in our financial results;

•	market conditions for pharmaceutical and biotechnology stocks; and

•	additional, future communications from the Nasdaq Stock Market concerning delisting or potential delisting.

External factors may also adversely affect the market price for our common stock. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors affecting small capitalization biotechnology stocks generally.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Except for strictly historical information, matters discussed in this prospectus constitute forward-looking statements. When used herein, the words “expects,” “estimates,” “intends,” “plans,” “should,” “could,” “would,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include statements about our clinical development plans and those of the U.S. Naval Medical Research Center (NMRC), statements that imply that we will be able to manage our expenses effectively and raise the funds needed to continue our business, or that we will be able to stabilize and enhance our financial position, that we will be able to commercially develop Hemopure, that in pursuing cardiovascular and trauma indications we will be able to address pending safety and other questions of the U.S. Food and Drug Administration (FDA), that the NMRC may conduct a clinical trial in the out-of-hospital setting, that we will be able to obtain regulatory approval for the marketing and sale of Hemopure in the United Kingdom, the United States or the European Union, that anticipated milestones will be met in the expected timetable or at all, that any preclinical or clinical trials will be successful, that Hemopure, if it receives regulatory approval, will attain market acceptance and be manufactured and sold in amounts to attain profitability and that we will be able to successfully increase our manufacturing capacity for Hemopure if it receives regulatory approval. Actual results may differ materially from those set forth in the forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, uncertainties concerning this offering of common stock and warrants, including the size, timing and our ability to complete the offering or future offerings, the availability of sufficient financing to continue operations, changes in our cash needs, our stage of product development, history of operating losses and accumulated deficit, uncertainties and possible delays related to clinical trials and regulatory approvals, decisions by regulatory authorities, possible healthcare reform, our limited manufacturing capability, risk related to market acceptance, competition and the other factors identified under “Risk Factors” in this prospectus. In light of the substantial risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus should not be regarded as representations by us that our objectives or plans will be achieved. We undertake no obligation to update any forward-looking statement or to release publicly the results of revisions to any forward-looking statement to reflect events or circumstances after the date of the prospectus.

USE OF PROCEEDS

We expect that we will receive net proceeds of approximately $15.2 million (or $17.5 million if the underwriter exercises its over-allotment option in full) after deducting underwriting discounts and commissions and estimated offering expenses that we will pay, assuming no proceeds from warrants being issued and an assumed offering price of $1.96 for each share and associated warrant.

We intend to use the net proceeds of our sales of Class A common stock and the associated warrants in this offering for general corporate and working capital purposes. Pending these uses, the net proceeds will be invested in an interest-bearing money market account with a financial institution.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of Class A common stock and 179 shares of Class B common stock. As of October 18, 2007, there were outstanding:

•	15,593,588 shares of Class A common stock;

•	117.7 shares of Class B common stock;

•	729,095 shares of Class A common stock issuable upon the exercise of options issued pursuant to our current stock option plans; and

•	11,253,059 shares of Class A common stock issuable upon the exercise of outstanding warrants.

The following description of the terms of our common stock sets forth certain general provisions of our common stock as contained in our certificate of incorporation and by-laws and is qualified in its entirety by reference to Delaware law and our certificate of incorporation and by-laws.

Class A Common Stock

The holders of our Class A common stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our Class A common stock are entitled to receive dividends as and when declared by our board of directors.

Upon any liquidation, dissolution or winding up of the Company, holders of Class A common stock are entitled to ratable distribution, with the holders of the Class B common stock, of the assets available for distribution to our stockholders.

Holders of Class A common stock do not have preemptive rights or cumulative voting rights.

Class B Common Stock

Except as required by law, the holders of our Class B common stock have no voting rights and have no right to receive dividends on their Class B common stock.

The shares of Class B common stock are convertible into Class A common stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion which cannot exceed $3.0 billion. The maximum number of shares of Class A common stock issuable upon conversion of the Class B common stock is 42,404 and the minimum is 21,555. We will not issue any additional shares of Class B common stock.

In the event of a liquidation, dissolution or winding up of the Company, holders of Class B common stock are entitled to ratable distribution on an as-converted basis, with the holders of the Class A common stock, of the assets available for distribution to our stockholders. For this purpose, the currently outstanding shares of Class B common stock would be convertible into approximately 35,080 shares of Class A common stock.

DESCRIPTION OF WARRANTS

Each investor will receive a warrant to purchase one share of our Class A common stock for every share of Class A common stock purchased in this offering. The warrants will be issued pursuant to warrant agreements executed by us. Each warrant entitles the holder thereof to purchase one share of our Class A common stock at an exercise price equal to $      per share. The warrants will be exercisable at any time to and including the 5th anniversary of the date of the issuance of the warrants. The warrants may be exercised by surrendering to us the warrant agreement evidencing the warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price. At any time on or after 6 months after the issuance of the warrants, we may, by written notice to the holders of the warrants, require such holders to exercise their warrants in full within 20 business days following the date of such notice; provided, however, that we may only deliver such notice if the daily volume weighted average price per share of our Class A common stock for each of the 10 consecutive trading days ended immediately prior to the date of the notice is more than 150% of the exercise price of the warrants. Any warrants not exercised by the holder thereof before the close of business on the 20th business day after the date of our notice shall expire and be void.

Upon surrender of the warrant agreement, with the exercise notice appropriately completed and duly signed and cash payment of the exercise price, on and subject to the terms and conditions of the warrant agreement, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of Class A common stock to which the holder is entitled, which shares may be delivered in book-entry form. If less than all of the warrants evidenced by a warrant agreement are to be exercised, a new warrant agreement will be issued for the remaining number of warrants.

Holders of warrants will be able to exercise their warrants only if a registration statement relating to the shares of Class A common stock underlying the warrants is then in effect, or the exercise of such warrants is exempt from the registration requirements of the Securities Act. A holder of a warrant also will be able to exercise warrants only if the shares of Class A common stock underlying the warrant are qualified for sale or are exempt from qualification under the applicable securities or blue sky laws of the states in which such holder (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside.

The exercise price and the number and type of securities purchasable upon exercise of warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events.

No fractional shares will be issued upon exercise of the warrants. The warrants do not confer upon holders any voting or other rights as stockholders of the Company.

As of October 18, 2007, we had 11,253,059 other warrants outstanding. Each of these other warrants is exercisable for one share of our Class A common stock. The exercise price of these warrants range from $4.00 to $118.80, with a weighted average of $5.41.

Certain of our warrants trade on the OTC Bulletin Board (OTCBB). The OTCBB is an electronic quotation system that displays real-time quotes, last-sale prices, and volume information for many over-the-counter securities that are not listed on the Nasdaq Stock Market or a national securities exchange. Brokers who subscribe to the system can use the OTCBB to look up prices or enter quotes for OTC securities. Although the National Association of Securities Dealers, Inc. oversees the OTCBB, the OTCBB is not part of the Nasdaq Stock Market. Dawson James Securities, Inc., the lead underwriter for this offering, has advised us that it expects to apply to have the warrants issued to investors in this offering trade on the OTCBB or another national securities exchange. However, we cannot assure that these warrants will ever be traded on the OTCBB or any other exchange, the period of time that will elapse prior to any such trading, or whether, if the warrants are eligible for trading, a liquid market will develop.

UNDERWRITING

We are offering the shares of our Class A common stock and warrants described in this prospectus through an underwriter with whom we have executed an underwriting agreement. In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to Dawson James Securities, Inc., the underwriter named below, and Dawson James Securities, Inc. has agreed to purchase the number of our securities offered in this offering set forth opposite its name below.

	Number of	Number of
	Shares of Class A	Associated
Underwriter	Common Stock	Warrants

Dawson James Securities, Inc.	8,500,000	8,500,000
Total:	8,500,000	8,500,000

The underwriting agreement provides that the obligations of the underwriter to purchase the securities included in this offering are subject to conditions customary for offerings of this type. The underwriter will purchase the securities from us (other than those covered by the over-allotment option) and will offer them on a “firm commitment” basis. It further provides that the obligations of the underwriter to purchase the securities offered hereby may be terminated at their discretion if the underwriter becomes aware of a material adverse change in our conditions or prospects or a material adverse change in general market conditions, which change, in the underwriter’s judgment, would make it impracticable to proceed with the offering. In the event that the underwriting agreement is not carried out within the time specified therein, we have agreed to pay certain out of pocket expenses in accordance with the terms and provisions of the underwriting agreement. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares and warrants at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. We agreed to reimburse the underwriter the costs and expenses of due diligence in the amount of $10,000 and fees and expenses of counsel in connection with this offering in the amount of $125,000, both of which items are deemed to be items of value under Financial Industry Regulatory Authority (FINRA) Conduct Rules.

The address of the underwriter is as follows: Dawson James Securities, Inc., 925 South Federal Highway, 6th Floor, Boca Raton, Florida 33432.

In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses electronically.

Pricing of Securities

The underwriter proposes to offer the securities offered hereby to the public at the public offering price set forth on the cover of this prospectus. That price should not be considered an indication of the actual value of the securities and is subject to change as a result of market conditions and other factors. The underwriter may offer the securities to securities dealers at the price to the public less a concession not in excess of $      per one share of Class A common stock and an associated warrant. Securities dealers may reallow a concession not in excess of $      per one share of Class A common stock and one warrant to other dealers. After the securities are released for sale to the public, the underwriter may vary the offering price and other selling terms from time to time. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The public offering price of the securities offered hereby were negotiated between us and the underwriter.

Over-Allotment Option

We have granted to the underwriter an option, exercisable during the 45 day period commencing on the date of this prospectus, to purchase up to 1,275,000 shares and 1,275,000 associated warrants at the public offering price set forth on the cover page of this prospectus less the underwriting discounts and commissions for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriter may exercise that option if the underwriter sells more shares and warrants than the total number set forth in the table above.

Commissions and discounts

The following table summarizes the compensation to be paid to the underwriter by us and the proceeds, before expenses, payable to us.

Per One Share
	and One Warrant	Total

Public offering price	$	$
Underwriting discount (6)%	$	$
Non-accountable expense allowance (2)%	$	$
Proceeds, before expenses, to us	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions and the non-accountable expense allowance (not applicable to the over-allotment option), will be approximately $           . We will pay all the expenses of this offering.

Underwriter’s Warrants

We have agreed to issue to the underwriter, for $100, two warrants to purchase up to a total of 850,000 shares of our Class A common stock. Each warrant is exercisable for 425,000 shares. Each warrant has an exercise price equal to 125% of the public offering price set forth on the cover of this prospectus. Both warrants are exercisable for a period of four years beginning on the first anniversary of the date of this prospectus. The Class A common stock issuable upon exercise of these warrants is identical to the Class A common stock offered by this prospectus. The warrants and the shares underlying the warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days from the date of this prospectus except to officers and partners of the underwriter and members of the selling group and/or their officers and partners. For as long as such warrants are outstanding, we have agreed to take such action as may be necessary so that the registration statement and any amendment thereto and the prospectus and any amendment or supplement thereto (and each report or other document incorporated by reference therein in each case) remain effective and comply in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder. The warrants also contain customary anti-dilution, exercise terms and provisions satisfactory to the representatives and consistent with the FINRA Rules. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Price stabilization, short positions

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Over-allotment involves sales by the underwriter of securities in excess of the number of the securities the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the amount of securities that it may purchase pursuant to the over-allotment option. In a naked short position, amount of securities involved is greater than the amount covered by the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing securities in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing purchases do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover a syndicate short position. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.

As a result of these activities, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities offered hereunder. If any of these transactions are commenced, they may be discontinued without notice at any time. We have been advised that under the FINRA rules and regulations, no broker-dealer may receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

Warrant solicitation fee

We may engage the underwriter at a future time or times, on a non-exclusive basis, as the agent for the solicitation of the exercise of the warrants. In the event of such engagement and to the extent not inconsistent with the FINRA Rules and the SEC rules and regulations, we have agreed to pay the underwriter for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriter. In addition to soliciting, either orally or in writing, the exercise of the warrants, the underwriter’s services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of warrants.

Indemnification

We have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any such liabilities.

Relationships

The underwriter and its affiliates may from time to time in the future provide certain financial advisory and investment banking services for us in the ordinary course of business for which they will receive customary fees.

LEGAL MATTERS

Ropes & Gray LLP, Boston, Massachusetts, will pass for us upon the validity of the Class A common stock and warrants offered by this prospectus. Cozen O’Connor, Washington, DC, will pass upon certain legal matters in connection with this offering on behalf of the underwriter.

EXPERTS

The consolidated financial statements of Biopure Corporation included in Biopure Corporation’s Annual Report (Form 10-K) for the year ended October 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under the file number 001-15167. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules, which may be obtained as described above under “Where You Can Find More Information.”

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus. We incorporate by reference the documents listed below (File No. 001-15167):

•	our annual report on Form 10-K for the fiscal year ended October 31, 2006 as filed on January 29, 2007;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended (a) January 31, 2007 as filed on March 19, 2007 and (b) April 30, 2007 as filed on June 14, 2007;

•	our current reports on Form 8-K filed on November 13, 2006, December 8, 2006, February 15, 2007, April 9, 2007, April 20, 2007, July 25, 2007, October 2, 2007, October 15, 2007 and October 18, 2007;

•	the description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed on November 4, 1999; and

•	the description of the Class A common stock contained in our registration statement on Form S-1 (Registration No. 333-78829), that was incorporated by reference into our registration statement on Form 8-A/A filed on July 26, 1999.

You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

Biopure Corporation
Attention: Secretary
11 Hurley Street
Cambridge, MA 02141
Telephone: (617) 234-6500

The information contained on our website is not a part of this prospectus.

BIOPURE CORPORATION

Common Stock
Warrants

PROSPECTUS

DAWSON JAMES SECURITIES, INC.

Prospectus dated October     , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$2,521
Printing and engraving expenses	50,000
Accountant’s fees and expenses	20,000
Legal fees and expenses	75,000
Miscellaneous expenses	12,479
Total	$160,000

All of the amounts shown are estimates except for the fee payable to the Commission.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant’s Restated Certificate of Incorporation provides that each of the Registrant’s directors and officers shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) reasonably incurred by reason of the fact that he or she is a director or officer.

The Registrant’s Restated Certificate of Incorporation also provides directors and officers with the right to be paid by the Registrant for expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the proceeding’s final disposition. If a claim is not promptly paid in full by the Registrant, as further described in the Restated Certificate of Incorporation, the director or officer who is entitled to indemnification may bring suit against the Registrant to recover the unpaid amount of the claim. These rights of indemnification and advancement of expenses conferred in the Registrant’s Restated Certificate of Incorporation are not exclusive of any other right which may be acquired.

In addition, as permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

The following table sets forth unregistered sales of our securities within the three-year period preceding the date of this registration statement, including: (a) the date of sale; (b) the title of securities sold; (c) the number of securities sold; (d) the name of the purchaser or class of purchasers, (e) the consideration we received for the sale and (f) the section of the Securities Act or the rule of the Securities and Exchange Commission under which exemption from registration for the particular sale was claimed. Each offer and sale was made in reliance on Section 4(2) and on Regulation D promulgated under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The purchasers were “accredited investors” and were provided access to all material information which they requested. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition.

	Title of	Number	Name or Class of	Aggregate	Exemption
Date	Securities	Sold	Purchasers	Consideration	Claimed

8/23/06	Units	1,515,151	Accredited Investors	$5,378,800 (1)	Regulation D
3/27/07	Class A Common Stock	48,000	Newcastle Consulting LLC	Consulting Services(2)	Regulation D

(1)	Each Unit consisted of one share of our Class A common stock, and a five-year warrant to acquire, at an exercise price of $4.45 per share, an additional share of Class A common stock. Dawson James Securities, Inc. (“Dawson James”) acted as the selling agent for the transaction. As part of the compensation for its services, Dawson James (an accredited investor) received a unit warrant to acquire up to 75,757 units, at an exercise price of $4.45 per unit, each unit consisting of one share of Class A common stock and one five-year warrant to purchase an additional share of common stock. The private placement resulted in gross proceeds to Biopure of approximately $5,400,000 million before (i) deducting fees payable to the selling agent and other transaction expenses payable by Biopure. After such expenses, Biopure received approximately $4,900,000 million in net proceeds. In addition to the unit warrant, Biopure paid Dawson James, as selling agent, a cash fee of $268,939.27 and a non-accountable expense allowance of $107,575.71, for a total of $376,514.98, in addition to certain other expense reimbursement amounts.
(2)	We issued the 48,000 shares of Class A common stock in exchange for investor relations consulting services.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index on page II-7 of this registration statement.

(b) Financial Statement Schedules

None.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Biopure Corporation has duly caused this Pre-Effective Amendment No. 2 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, State of Massachusetts, on October 19, 2007.

Biopure Corporation

By: /s/ Zafiris G. Zafirelis
Zafiris G. Zafirelis
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on October 19, 2007:

Signature		Title

* Allan Ferguson		Director

* David N. Judelson		Director, Vice Chairman

/s/ Zafiris G. Zafirelis Zafiris G. Zafirelis		Director, Chairman, President (Chief Executive Officer)

* Daniel P. Harrington		Director

* C. Everett Koop, M.D.		Director

* Jay B. Pieper		Director

* Guido J. Neels		Director

/s/ R. Todd Wood R. Todd Wood		Chief Financial Officer

/s/ Robert D. Prentiss Robert D. Prentiss		Principal Accounting Officer

*By	/s/ Zafiris G. Zafirelis Zafiris G. Zafirelis As Attorney-In-Fact

ITEM 16.	EXHIBITS

The following is a list of exhibits filed as part of this Pre-Effective Amendment No. 2 to the registration statement on Form S-1.

Exhibits	Description	Location

1.1	Form of Underwriting Agreement, dated October [ ], 2007, between the Company and the underwriter named therein	*
3(i)	Restated Certificate of Incorporation of the Company, as amended	(19)
3(ii)	By-laws of the Company, as amended	(1)
4.1	Form of Selling Agent Warrants, dated April 23, 2002	(2)
4.2	Form of Underwriter Warrant, dated March 2003	(3)
4.3	Form of Investor Warrant, dated April 2003	(3)
4.4	Form of Underwriter Warrant, dated April 2003	(3)
4.5	Underwriter Warrant dated, April 16, 2003	(4)
4.6	Form of Investor Warrant, dated May 2, 2003	(3)
4.7	Form of Investor Warrant, dated May 6, 2003	(3)
4.8	Form of Investor Warrant, dated October 17, 2003	(4)
4.9	Form of Investor Warrant, dated February 19, 2004	(4)
4.10	Form of Investor Warrant, dated September 2004	(5)
4.11	Form of Underwriter Warrant, dated September 2004	(5)
4.12	Form of Investor Warrant, dated December 14, 2004	(6)
4.13	Form of Underwriter Warrant, dated December 14, 2004	(6)
4.14	Form of Underwriter Warrants, dated January 10, 2005	(7)
4.15	Form of Consultant Warrant, dated July 29, 2005	(4)
4.16	Form of Underwriter Warrant, dated December 2005	(8)
4.17	Amended Form of Investor Warrant, dated December 27, 2005	(9)
4.18	Amended Form of Underwriter Investor Warrant, dated December 27, 2005	(4)
4.19	Form of Investor Warrant, dated January 2006	(4)
4.20	Form of Underwriter Warrant, dated January 2006	(4)
4.21	Form of Underwriter Investor Warrant, dated January 17, 2006	(9)
4.22	Form of Investor Warrant, dated August 23, 2006	(10)
4.23	Form of Underwriter Warrant, dated August 23, 2006	(10)
4.24	Form of Underwriter Investor Warrant, dated August 23, 2006	(9)
4.25	Form of Investor Warrant, dated December 2006	(11)
4.26	Form of Underwriters’ Investor Warrant, dated December 13, 2006	(11)
4.27	Form of Underwriters’ Warrant, dated December 13, 2006	(11)
4.28	Form of Investor Warrant, dated October [ ], 2007	(19)
4.29	Form of Underwriters’ Investor Warrant, dated October [ ], 2007	(19)
4.30	Form of Underwriters’ Warrant, dated October [ ], 2007	(19)
5.1	Opinion of Ropes & Gray LLP dated October 19, 2007	*
10.1	Securities Purchase Agreement between Biopure and named investors dated as of August 17, 2006	(10)
10.2	Agreement between Biopure and Moyer Packing Company, dated October 21, 1994	(1)
10.3	Amended and Restated 2002 Omnibus Securities and Incentive Plan	(12)
10.4	Cooperative Research and Development Agreement dated March 4, 2003, as subsequently amended between the Company and the U.S. Naval Medical Research Center	(13)

Exhibits	Description	Location

10.5	Employment Agreement, dated as of June 23, 2004, between the Company and Zafiris G. Zafirelis	(6)
10.6	Lease Agreement, dated October 12, 1990, between the Company and Tarvis Realty Trust	(1)
10.7	Sublease between Cendant Operations, Inc. and the Company, dated June 20, 2001	(14)
10.8	License Agreement for Waste Disposal System between Moyer Packing Company and the Company, dated June 12, 2001	(14)
10.9	Lease Agreement, dated August 29, 1994, between the Company and Eleven Hurley Street Associates	(1)
10.10	Lease Agreement, dated May 10, 1994, between the Company and Tarvis Realty Trust	(1)
10.11	Lease Agreement, dated August 23, 1994, between the Company and Tarvis Realty Trust	(1)
10.12	Employment Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes (all employees)	(1)
10.13	Rights Agreement between the Company and American Stock Transfer & Trust Company, dated September 24, 1999	(15)
10.14	First Amendment to Lease between Sumter Realty Group, LLC, and the Company, dated as of February 24, 2003	(16)
10.15	License Agreement for Spur Facility between Moyer Packing Company and the Company, dated June 12, 2001	(14)
10.16	Assignment and Assumption of Deed of Easement between Moyer Packing Company and the Company, dated June 12, 2001	(14)
10.17	Sales Agency Agreement between the Company and Abazali BioVenture (Pty) Limited	(4)
10.18	Agreement of Sub-Sublease, dated as of November 11, 2004, between the Company and Senior Whole Health, LLC	(17)
10.19	Bonus Plan	(18)
23.1	Consent of Ropes & Gray LLP (included in Opinion filed as Exhibit 5.1)	*
23.2	Consent of Ernst & Young LLP, dated September 7, 2007	(19)

*	Filed herewith.

(1)	Previously filed as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto.

(2)	Previously filed as an exhibit to the Company’s report on Form 8-K dated April 26, 2002 and incorporated herein by reference thereto.

(3)	Previously filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2003, filed June 16, 2003 and incorporated herein by reference thereto.

(4)	Previously filed as an exhibit to the Company’s report on Form 10-K for the year ended October 31, 2005, filed January 17, 2006 and incorporated herein by reference thereto.

(5)	Previously filed as an exhibit to the Company’s report on Form 8-K dated September 10, 2004 and incorporated herein by reference thereto.

(6)	Previously filed as an exhibit to the Company’s report on Form 8-K dated December 9, 2004 and incorporated herein by reference thereto.

(7)	Previously filed as an exhibit to the Company’s report on Form 8-K dated January 5, 2005 and incorporated herein by reference thereto.

(8)	Previously filed as an exhibit to the Company’s report on Form 8-K filed December 21, 2005 and incorporated herein by reference thereto.

(9)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended July 31, 2006, filed September 11, 2006 and incorporated herein by reference thereto.

(10)	Previously filed as an exhibit to the Company’s report on Form 8-K dated August 23, 2006 and incorporated herein by reference thereto.

(11)	Previously filed as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-138049) and incorporated herein by reference thereto.

(12)	Previously filed as Appendix A to the Company’s definitive proxy statement on Schedule 14A, dated February 28, 2005 and incorporated herein by reference thereto.

(13)	Previously filed as an exhibit to the Company’s report on Form 8-K filed on October 5, 2005 and incorporated herein by reference thereto.

(14)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended July 31, 2001 and incorporated herein by reference thereto.

(15)	Previously filed as an exhibit to the Company’s Report on Form 8-A dated November 4, 1999 and incorporated herein by reference thereto.

(16)	Previously filed as an exhibit to the Company’s report on Form 8-K dated March 13, 2003 and incorporated herein by reference thereto.

(17)	Previously filed as an exhibit to the Company’s registration statement on Form S-2 (File No. 333-121151) and incorporated herein by reference thereto.

(18)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended January 31, 2007 and incorporated herein by reference thereto.

(19)	Previously filed as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-146013) and incorporated herein by reference thereto.